____
Number of Shares

Ordinary Share Certificate

Memic Innovative Surgery Ltd.

Incorporated under the laws of the state of Israel

This is to certify that ________________________________

is the registered holder of ______ *Ordinary Shares of no par value each, fully paid up in the above-named Company, subject to the Amended and RestatedArticles of Association of the Company,*

Given under the common seal of the Company this _____ *day of* _____, *20*______.

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Director/Officer